EXHIBIT 99.1

Contact:	The Aaron's Company, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678.402.3590
Mike.Dickerson@Aarons.com

The Aaron's Company Reports Second Quarter Revenues and Earnings
Raises Outlook for 2021

Second Quarter Financial Highlights
•Total Revenues of $467.5 Million, an 8.5% Increase
•Same Store Revenues Increased 11.2%; E-commerce Revenues Increased 15.8%
•Net Income of $33.0 Million, a 47.4% Increase; Adjusted EBITDA of $65.3 Million, a 16.3% Increase
•Diluted EPS of $0.95, a 43.9% Increase; Non-GAAP Diluted EPS of $1.05, a 26.5% Increase
•Returned $42.0 Million to Shareholders Through Share Repurchases And Dividends
Refer to the "Basis of Presentation" section below for information regarding the consolidated and combined financial results for the periods discussed in this release.

ATLANTA, July 27, 2021 - The Aaron’s Company, Inc. (NYSE: AAN), a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions, today announced financial results for the second quarter ended June 30, 2021.
“We are pleased to announce another quarter of strong operating results, a significant return of capital to shareholders, and an increase in our revenue and earnings outlook for the full year 2021,” said Douglas Lindsay, Chief Executive Officer of The Aaron’s Company.
“Robust demand for our products, continued strength in customer payments, and ongoing execution of our strategic initiatives have led to a larger lease portfolio generating higher revenues, double-digit earnings growth and strong free cash flow. Our continued investments in customer-focused decisioning technology, digital payment and servicing platforms, and both in-store and online shopping experiences are yielding positive results and are collectively driving greater productivity and margin expansion."

Results of Operations - Second Quarter 2021
For the second quarter of 2021, total revenues were $467.5 million compared with $431.0 million for the second quarter of 2020, an increase of 8.5%. The increase in revenues was primarily due to the improving size and quality of our lease portfolio and strong customer payment activity during the quarter, partially offset by the planned net reduction of 42 company-operated stores during the 15-month period ended June 30, 2021. E-commerce revenues were up 15.8% compared to the prior year quarter and represented 14.0% of lease revenues compared to 12.8% in the prior year quarter.
On a same store basis, lease and retail revenues increased 11.2% in the second quarter compared to the prior year quarter. Same store revenue growth was primarily driven by a larger same store lease portfolio size to begin the quarter, growth in the portfolio during the second quarter, and strong customer payment activity.
Net earnings for the second quarter of 2021 were $33.0 million compared to $22.4 million in the prior year period. Net earnings in the second quarter of 2021 included $1.8 million in pre-tax restructuring charges and $1.2 million in pre-tax spin-related separation charges. Net earnings in the second quarter of 2020 included $7.0 million in pre-tax restructuring charges.
Adjusted EBITDA for the Company was $65.3 million for the second quarter of 2021, compared with $56.2 million for the same period in 2020, an increase of $9.1 million, or 16.3%. As a percentage of revenues, Adjusted EBITDA was 14.0% in the second quarter of 2021 compared with 13.0% for the same period in 2020, an improvement of 100 basis points. The improvement in Adjusted EBITDA margin was primarily due to the items described above related to the revenue increase and an 80 basis point reduction in lease merchandise write-offs, partially offset by incremental public company costs and a return to more normalized levels of operating expenses compared to the second quarter of 2020, a period that included store shutdowns, employment furloughs, curtailment of marketing activities, franchisee royalty abatement, and other short-term actions related to the COVID-19 pandemic.
Diluted earnings per share for the second quarter of 2021 were $0.95 compared with diluted earnings per share of $0.66 in the year ago same period. On a non-GAAP basis, diluted earnings per share were $1.05 in the second quarter of 2021 compared with non-GAAP diluted earnings per share of $0.83 for the same quarter in 2020, an increase of $0.22 or 26.5%.

During the second quarter, the Company repurchased 1,166,010 shares of Aaron's common stock for a total purchase price, including brokerage commissions, of approximately $38.6 million. For the year-to-date period through July 23, 2021, the company repurchased 1,839,313 shares of Aaron's common stock for a total purchase price, including brokerage commissions, of approximately $57.4 million. As of July 23, 2021, the Company had approximately $92.6 million remaining under its $150 million share repurchase program.
During the quarter, the Company's board of directors declared a quarterly cash dividend of $0.10 per share which was paid on July 6, 2021.
As of June 30, 2021, the company had a cash balance of $48.0 million, no debt, and total available liquidity of $281.5 million including availability under the Company's existing revolving credit facility.
Franchise Performance
Franchisee revenues totaled $82.5 million for the three months ended June 30, 2021, a decrease of 20.9% from the three months ended June 30, 2020 primarily due to a reduction in franchise locations. Same store revenues for franchised stores increased 1.9% for the three months ended June 30, 2021 compared with the same quarter in 2020. Revenues and customers of franchisees are not revenues and customers of the Company.

2021 Outlook
The Company has revised its full year 2021 outlook. For the full year 2021, we increased our expected total revenues to between $1.775 billion and $1.800 billion. We also increased our expected Adjusted EBITDA to between $215 million and $225 million.
For the full year 2021 updated outlook, we have assumed an effective tax rate for 2021 of approximately 26%, depreciation and amortization of between $70 million and $75 million, and a diluted weighted average share count of approximately 34 million shares. This outlook assumes no significant deterioration in the current retail environment, state of the U.S. economy, or global supply chain, as compared to its current condition.

	Current Outlook[1]		Previous Outlook[1]
	July 27, 2021		April 27, 2021
(In thousands)	Low	High	Low	High
Total Revenues	$1,775,000	$1,800,000	$1,725,000	$1,775,000
Adjusted EBITDA[2]	215,000	225,000	190,000	205,000
Capital Expenditures	90,000	100,000	80,000	90,000
Free Cash Flow[2]	90,000	100,000	90,000	100,000
Annual Same Store Revenues	6.0%	8.0%	4.0%	6.0%
1 See the “Use of Non-GAAP Financial Information” section accompanying this press release.
2 See the "Reconciliation of 2021 Current Outlook" and "Reconciliation of 2021 Previous Outlook" sections accompanying this press release.

Basis of Presentation
The financial statements and related results discussed herein for periods prior to and through the date of the separation and distribution, November 30, 2020, were prepared on a combined standalone basis and were derived from the consolidated financial statements and accounting records of PROG Holdings, Inc. The financial statements for the periods subsequent to December 1, 2020 and through June 30, 2021 are consolidated financial statements of the Company and its subsidiaries, each of which is wholly-owned, and is based on the financial position and results of operations of the Company as a standalone company.
The combined financial statements prepared through November 30, 2020 include all revenues and costs directly attributable to the Company and an allocation of expenses from PROG Holdings, Inc. related to certain corporate functions and actions. These costs include executive management, finance, treasury, tax, audit, legal, information technology, human resources and risk management functions and the related benefit cost associated with such functions, including stock-based compensation. These expenses have been allocated to the Company based on direct usage or benefit where specifically identifiable, with the remaining expenses allocated primarily on a pro rata basis using an applicable measure of revenues, headcount or other relevant measures.
Conference Call and Webcast
The Company will hold a conference call to discuss its quarterly results on July 27, 2021, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company's investor relations website, investor.aarons.com. The webcast will be archived for playback at that same site.

About The Aaron's Company Inc.
    Headquartered in Atlanta, The Aaron's Company, Inc. (NYSE: AAN), is a leading, technology-enabled, omnichannel provider of lease-to-own and purchase solutions. The Aaron’s Company engages in the sales and lease ownership and specialty retailing of furniture, appliances, consumer electronics and accessories through its approximately 1,300 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. For more information, visit investor.aarons.com and Aarons.com.
Forward-Looking Statements
Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “remain,” “believe,” “outlook,” “expect,” “assume,” “assumed,” and similar terminology. These risks and uncertainties include factors such as (i) any ongoing impact of the COVID-19 pandemic due to new variants or the efficacy and rate of vaccinations and related measures taken by governmental or regulatory authorities to combat the pandemic, including whether additional government stimulus payments or supplemental unemployment benefits will be approved, and the nature, amount and timing of any such payments or benefits, (ii) the possibility that the operational, strategic and shareholder value creation opportunities expected from the separation and spin-off of the Aaron’s Business into what is now The Aaron’s Company, Inc. may not be achieved in a timely manner, or at all; (iii) the failure of that separation to qualify for the expected tax treatment; (iv) changes in the enforcement and interpretation of existing laws and regulations and the adoption of new laws and regulations that may unfavorably impact our business; (v) legal and regulatory proceedings and investigations, including those related to consumer protection laws and regulations, customer privacy, third party and employee fraud and information security; (vi) the risks associated with our strategy and strategic priorities not being successful, including our e-commerce and real estate repositioning and optimization initiatives or being more costly than anticipated; (vii) risks associated with the challenges faced by our business, including the commoditization of consumer electronics and our high fixed-cost operating model; (viii) increased competition from traditional and virtual lease-to-own competitors, as well as from traditional and online retailers and other competitors; (ix) financial challenges faced by our franchisees, (x)

increases in lease merchandise write-offs, and the potential limited duration and impact of stimulus and other government payments made by Federal and State governments to counteract the economic impact of the pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Statements in this press release that are “forward-looking” include without limitation statements about: (i) the execution of our key strategic priorities; (ii) the growth and other benefits we expect from executing those priorities; (iii) our 2021 financial performance outlook; and (iv) the impact on our 2021 financial performance of additional rounds of government stimulus payments. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

THE AARON'S COMPANY, INC.
Condensed Consolidated and Combined Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
REVENUES:
Lease and Retail Revenues	$428,498	$394,257	$872,585	$793,167
Non-Retail Sales	32,455	33,044	62,404	59,890
Franchise Royalties and Fees	6,542	3,654	13,560	10,729
	467,495	430,955	948,549	863,786
COST OF REVENUES:
Cost of Lease and Retail Revenues	143,206	137,718	294,701	279,721
Non-Retail Cost of Sales	29,609	29,316	56,100	52,897
	172,815	167,034	350,801	332,618
GROSS PROFIT	294,680	263,921	597,748	531,168
OPERATING EXPENSES:
Personnel Expenses	121,426	118,395	246,289	234,141
Other Operating Expenses, Net	114,046	93,993	222,412	217,058
Provision for Lease Merchandise Write-Offs	12,117	14,213	25,534	38,173
Restructuring Expenses, Net	1,794	6,991	5,235	29,277
Impairment of Goodwill	—	—	—	446,893
Separation Costs	1,246	—	5,636	—
	250,629	233,592	505,106	965,542
OPERATING PROFIT (LOSS)	44,051	30,329	92,642	(434,374)
Interest Expense	(451)	(2,853)	(795)	(6,652)
Other Non-Operating Income, Net	744	1,948	1,146	189
EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	44,344	29,424	92,993	(440,837)
INCOME TAX EXPENSE (BENEFIT)	11,369	7,050	23,695	(139,437)
NET EARNINGS (LOSS)	$32,975	$22,374	$69,298	$(301,400)

EARNINGS (LOSS) PER SHARE	$0.98	$0.66	$2.04	$(8.91)
EARNINGS (LOSS) PER SHARE ASSUMING DILUTION	$0.95	$0.66	$1.99	$(8.91)
WEIGHTED AVERAGE SHARES OUTSTANDING	33,812	33,842	34,036	33,842
WEIGHTED AVERAGE SHARES OUTSTANDING ASSUMING DILUTION	34,561	33,842	34,739	33,842

THE AARON'S COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	(Unaudited)
	June 30, 2021	December 31, 2020
ASSETS:
Cash and Cash Equivalents	$47,979	$76,123
Accounts Receivable (net of allowances of $5,667 at June 30, 2021 and $7,613 at December 31, 2020)	26,569	33,990
Lease Merchandise (net of accumulated depreciation and allowances of $445,867 at June 30, 2021 and $458,405 at December 31, 2020)	737,305	697,235
Property, Plant and Equipment, Net	209,876	200,370
Operating Lease Right-of-Use Assets	236,507	238,085
Goodwill	8,482	7,569
Other Intangibles, Net	5,844	9,097
Income Tax Receivable	1,800	1,093
Prepaid Expenses and Other Assets	89,179	89,895
Total Assets	$1,363,541	$1,353,457
LIABILITIES & SHAREHOLDERS' EQUITY:
Accounts Payable and Accrued Expenses	$230,279	$230,848
Deferred Income Taxes Payable	79,275	62,601
Customer Deposits and Advance Payments	58,180	68,894
Operating Lease Liabilities	262,292	278,958
Debt	—	831
Total Liabilities	630,026	642,132

Shareholders' Equity:
Common Stock, Par Value $0.50 Per Share: Authorized: 112,500,000 Shares at June 30, 2021 and December 31, 2020; Shares Issued: 35,520,456 at June 30, 2021 and 35,099,571 at December 31, 2020	17,760	17,550
Additional Paid-in Capital	715,513	708,668
Retained Earnings	64,320	1,881
Accumulated Other Comprehensive Loss	(450)	(797)
	797,143	727,302
Less: Treasury Shares at Cost
2,426,788 Shares at June 30, 2021 and 894,660 at December 31, 2020	(63,628)	(15,977)
Total Liabilities & Shareholders’ Equity	$1,363,541	$1,353,457

THE AARON'S COMPANY, INC.
CONDENSED CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(Unaudited)	Six Months Ended June 30,
(In Thousands)	2021	2020
OPERATING ACTIVITIES:
Net Earnings (Loss)	$69,298	$(301,400)
Adjustments to Reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation of Lease Merchandise	269,600	260,308
Other Depreciation and Amortization	34,547	34,235
Accounts Receivable Provision	10,879	14,957
Stock-Based Compensation	6,882	5,370
Deferred Income Taxes	16,674	(80,206)
Impairment of Assets	2,810	468,634
Non-Cash Lease Expense	45,802	48,394
Other Changes, Net	(2,437)	1,790
Changes in Operating Assets and Liabilities, Net of Effects of Acquisitions and Dispositions:
Additions to Lease Merchandise	(408,440)	(193,677)
Book Value of Lease Merchandise Sold or Disposed	98,712	104,370
Accounts Receivable	(3,554)	(6,754)
Prepaid Expenses and Other Assets	(3,228)	3,012
Income Tax Receivable	(707)	(76,175)
Operating Lease Right-of-Use Assets and Liabilities	(63,169)	(51,051)
Accounts Payable and Accrued Expenses	(2,748)	(19,950)
Customer Deposits and Advance Payments	(10,766)	2,583
Cash Provided by Operating Activities	60,155	214,440
INVESTING ACTIVITIES:
Insurance Proceeds relating to Property, Plant and Equipment	363	—
Proceeds from Investments	1,974	—
Purchases of Property, Plant & Equipment	(45,826)	(30,059)
Proceeds from Dispositions of Property, Plant, and Equipment	7,977	2,208
Acquisitions of Businesses and Customer Agreements, Net of Cash Acquired	(1,734)	(1,210)
Proceeds from Dispositions of Businesses and Customer Agreements, Net of Cash Disposed	—	358
Cash Used in Investing Activities	(37,246)	(28,703)
FINANCING ACTIVITIES:
Proceeds from Debt	—	5,625
Repayments on Debt	(753)	(60,748)
Dividends Paid	(6,770)	—
Acquisition of Treasury Stock	(42,626)	—
Issuance of Stock Under Stock Option Plans	1,790	—
Shares Withheld for Tax Payments	(2,729)	—
Net Transfers From Former Parent	—	126,265
Debt Issuance Costs	—	(1,020)
Cash (Used in) Provided by Financing Activities	(51,088)	70,122
Effect of Exchange Rate Changes on Cash and Cash Equivalents	35	(79)
(Decrease) Increase in Cash and Cash Equivalents	(28,144)	255,780
Cash and Cash Equivalents at Beginning of Year	76,123	48,773
Cash and Cash Equivalents at End of Year	$47,979	$304,553

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for 2021 exclude certain charges including amortization expense resulting from franchisee acquisitions, restructuring charges, and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2020 exclude certain charges including amortization expense resulting from franchisee acquisitions, early termination charges incurred to terminate a sales and marketing agreement, goodwill impairment charges, restructuring charges, and an income tax benefit resulting from the revaluation of a net operating loss carryback. The amounts for these pre-tax non-GAAP adjustments, which are tax-effected using estimated tax rates which are commensurate with non-GAAP pre-tax earnings, can be found in the Reconciliation of Earnings (Loss) Before Income Taxes and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution table in this press release.
The EBITDA and adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above. The amounts for these pre-tax non-GAAP adjustments can be found in the Quarterly EBITDA tables in this press release.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings per share provide management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations or transactions that have variability and volatility of the amount. This measure may be useful to an investor in evaluating the underlying operating performance of our business.

EBITDA and adjusted EBITDA also provide management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:
•Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.
•Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.
•Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
The Free Cash Flow figures presented in this press release are calculated as the Company's cash flows provided by operating activities less capital expenditures. Management believes that Free Cash Flow is an important measure of liquidity provides relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing liquidity.
    Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, the Company's GAAP revenues and earnings before income taxes and GAAP cash from operating activities, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, adjusted EBITDA and Free Cash Flow may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Earnings (Loss) Before Income Taxes and Earnings (Loss) Per Share Assuming Dilution to Non-GAAP Net Earnings and Non-GAAP Earnings Per Share Assuming Dilution
(In thousands, except per share)

	(Unaudited) Three Months Ended		(Unaudited) Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Earnings (Loss) Before Income Taxes	$44,344	$29,424	$92,993	$(440,837)
Add: Franchisee-Related Intangible Amortization Expense	1,428	1,438	2,935	3,018
Add: Restructuring Expenses, net	1,794	6,991	5,235	29,277
Add: Sales and Marketing Early Contract Termination Fees	—	—	—	14,663
Add: Separation Costs	1,246	—	5,636	—
Add: Impairment of Goodwill	—	—	—	446,893
Non-GAAP Earnings Before Income Taxes	48,812	37,853	106,799	53,014

Income taxes, calculated using a non-GAAP Effective Tax Rate	12,515	9,910	$27,213	$14,860
Non-GAAP Net Earnings	$36,297	$27,943	$79,586	$38,154

NOL Carryback Revaluation(1)	—	—	—	(34,191)

Earnings (Loss) Per Share Assuming Dilution	$0.95	$0.66	$1.99	$(8.91)
Add: Franchisee-Related Intangible Amortization Expense	0.04	0.04	0.08	0.09
Add: Restructuring Expenses, net	0.05	0.21	0.15	0.87
Add: Sales and Marketing Early Contract Termination Fees	—	—	—	0.43
Add: Separation Costs	0.04	—	0.16	—
Add: Impairment of Goodwill	—	—	—	13.21
Less: NOL Carryback Revaluation(1)	—	—	—	(1.01)
Tax Effect of Non-GAAP adjustments	$(0.03)	$(0.08)	$(0.10)	$(3.55)
Non-GAAP Earnings Per Share Assuming Dilution(2)	$1.05	$0.83	$2.29	$1.13

Weighted Average Shares Outstanding Assuming Dilution	34,561	33,842	34,739	33,842
(1)This Non-GAAP adjustment directly impacted income tax benefit during the six months ended June 30, 2020. While the inclusion of this adjustment is not necessary to reconcile from Non-GAAP earnings before income taxes to Non-GAAP net earnings in the above table, it is necessary to reconcile from losses per share assuming dilution (based on GAAP net earnings) to Non-GAAP earnings per share assuming dilution for the six months ended June 30, 2020.
(2)In some cases, the sum of individual EPS amounts may not equal total non-GAAP EPS calculations due to rounding.

The Aaron's Company, Inc.
Non-GAAP Financial Information
Quarterly and Year-To Date EBITDA
(In thousands)

	(Unaudited)		(Unaudited)
	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net Earnings (Loss)	$32,975	$22,374	$69,298	$(301,400)
Income Taxes	11,369	7,050	23,695	(139,437)
Earnings (Loss) Before Income Taxes	$44,344	$29,424	$92,993	$(440,837)
Interest Expense	451	2,853	795	6,652
Depreciation	15,881	15,272	31,264	30,761
Amortization	1,599	1,632	3,283	3,474
EBITDA	$62,275	$49,181	$128,335	$(399,950)
Sales and Marketing Early Contract Termination Fees	—	—	—	14,663
Separation Costs	1,246	—	5,636	—
Restructuring Expenses, net	1,794	6,991	5,235	29,277
Impairment of Goodwill	—	—	—	446,893
Adjusted EBITDA	$65,315	$56,172	$139,206	$90,883

Reconciliation of 2021 Current Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Estimated Net Earnings	$100,000 - $104,000
Income Taxes	35,000 - 36,000
Projected Earnings Before Income Taxes	135,000 - 140,000
Interest Expense	1,000
Depreciation and Amortization	70,000 - 75,000
Projected EBITDA	$206,000 - $216,000
Projected Other Adjustments, Net[1]	9,000
Projected Adjusted EBITDA	$215,000 - $225,000
1 Projected Other Adjustments include non-GAAP charges related to restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company.

Reconciliation of 2021 Current Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Cash Provided by Operating Activities	$180,000 - $200,000
Capital Expenditures	90,000 - 100,000
Free Cash Flow	$90,000 - $100,000

Reconciliation of 2021 Previous Outlook for Adjusted EBITDA
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Estimated Net Earnings	$82,500 - $90,000
Income Taxes	27,500 - 30,000
Projected Earnings Before Income Taxes	110,000 - 120,000
Interest Expense	1,000
Depreciation and Amortization	70,000 - 75,000
Projected EBITDA	$181,000 - $196,000
Projected Other Adjustments, Net[1]	9,000
Projected Adjusted EBITDA	$190,000 - $205,000
1 Projected Other Adjustments include non-GAAP charges related to restructuring charges and separation costs associated with the separation and distribution transaction that resulted in our spin-off into a separate publicly-traded company.

Reconciliation of 2021 Previous Outlook for Free Cash Flow
(In thousands)

Fiscal Year 2021 Ranges
Consolidated Total
Cash Provided by Operating Activities	$170,000 - $190,000
Capital Expenditures	80,000 - 90,000
Free Cash Flow	$90,000 - $100,000